UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

(Amendment No. __)

Filed by the Registrant ☐

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to Section 240.14a-12

(Name of Registrant as Specified In Its Charter):

Eldorado Resorts, Inc. (NASDAQ: ERI)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant):

UNITE HERE, Dana Wise, Courtney Alexander, Jim Kane & Linda Tchernyshyov

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1)	Title of each class of securities to which transaction applies:

2)	Aggregate number of securities to which transaction applies:

3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 11 (set forth the amount on which the filing fee is calculated and state how it was determined):

4)	Proposed maximum aggregate value of transaction:

5)	Total fee paid:

June 11, 2019: UNITE HERE, Dana Wise, Courtney Alexander, Jim Kane and Linda Tchernyshyov (“Participants”) will use emails, a press release, a website update, and tweets to communicate with shareholders related to their Definitive Proxy Statement and BLUE proxy card first released May 6, 2019. The press release will also be posted on www.BetterGovernanceAtEldorado.org. A description of the Participants’ interests is contained in their Definitive Proxy Statement (amended May 29, 2019). The Participants encourage shareholders to read the Definitive Proxy Statement, accompanying BLUE proxy card, and other proxy materials. Shareholders may obtain the Definitive Proxy Statement and other relevant documents from the SEC’s website at www.sec.gov or from www.proxyvote.com.

2

1.  Email text (version 1):

Re: Eldorado Resorts proxy:  ISS recommends voting FOR Shareholder Proposals for 6/19/19 Meeting

We are writing with an important update on the Eldorado proxy solicitation for the 6/19/19 meeting.  ISS is recommending shareholders of Eldorado Resorts vote FOR a set of five non-binding proposals by using the BLUE dissident card. UNITE HERE is soliciting the proposals, which urge Eldorado Resorts, a fast-growing gaming company, to opt out of Nevada’s little-known anti-takeover statutes.

According to ISS: “Support is warranted on the dissident (BLUE) card for all five shareholder proposals, as they would assist in enhancing shareholder rights.” You can find additional information about ISS’s recommendation on the Eldorado proxy here:

http://www.bettergovernanceateldorado.org/iss-recommends-eldorado-resorts-shareholders-vote-for-proposals-to-opt-out-of-nevada-takeover-protections-on-the-blue-card-unite-here-announces/

We would like to ensure that you received our proxy materials and set up a call with you and your team to answer any questions you may have ahead of the vote. You may view our presentation, proxy statement and other materials at http://www.bettergovernanceateldorado.org/.  Voting materials for shareholders are available at http://central.proxyvote.com/pv/web.

Please let me know if you are available for a call about these proposals. Thank you.

2.  Email text (version 2):

RE: VOTE FOR Proposals at Eldorado Resorts by Wed., 6/19/19

Eldorado Resort’s annual meeting is Wednesday, 6/19/19. We urge you to vote FOR shareholder proposals which recommend this fast-growing gaming company opt out of Nevada anti-takeover statutes.

Last week, ISS recommended Eldorado shareholders vote FOR the proposals, stating: “Support is warranted on the dissident (BLUE) card for all five shareholder proposals, as they would assist in enhancing shareholder rights.”

You can find more information on the proposals at www.BetterGovernanceAtEldorado.org and voting materials for shareholders at http://central.proxyvote.com/pv/web

Please contact me if you have any questions. Thank you.

3

3.  Press Release:

ISS recommends Eldorado Resorts shareholders vote FOR proposals to opt out of Nevada takeover protections on the BLUE card, UNITE HERE announces

NEW YORK--(BUSINESS WIRE)—June 11, 2019 -- UNITE HERE announced today that proxy advisory firm Institutional Shareholder Services, Inc. (ISS) recommends that shareholders of Eldorado Resorts, Inc. [NASDAQ: ERI] vote FOR a set of five non-binding shareholder rights proposals, including opting out of Nevada’s anti-takeover statutes. ISS stated: “Support is warranted on the dissident (BLUE) card for all five shareholder proposals, as they would assist in enhancing shareholder rights.”1

The proxy solicitation by UNITE HERE focuses on opting out of little-known Nevada statutes that, by default, impose restrictions on the rights of large shareholders and restrict business combinations with large shareholders. Additional proposals encourage Eldorado not to adopt other takeover protections like a poison pill or supermajority voting requirement if it does opt out. The meeting date is June 19, 2019.

ISS states: “the proposals seek relatively uncontroversial enhancements to corporate governance that would reduce exposure to applicable state-level anti-takeover provisions, ensure the continuation of best-practice majority vote requirements, and strengthen accountability to shareholders.”2

Regarding Proposal 5, ISS concludes: “Control share acquisition statutes, like other state-level anti-takeover provisions, can deter or prevent transactions that would otherwise be in the best interest of shareholders, and can serve as a board entrenchment mechanism. They also violate the ‘one share, one vote’ principle.”3

Regarding Proposal 6, ISS concludes similarly: “Freeze-out statutes … can deter or prevent transactions that would otherwise be in the best interest of shareholders, and can serve as a board entrenchment mechanism.”4

ISS is recommending shareholders vote on the BLUE card and vote FOR Proposals 5-9. The Company’s and UNITE HERE’s proposals are the same on both proxy cards. Information about the proposals is available at www.BetterGovernanceAtEldorado.org, and shareholders are encouraged to read UNITE HERE’s proxy statement and solicitation materials available at www.sec.gov or www.proxyvote.com.

Eldorado is an active party in gaming mergers, growing rapidly to twenty-six casinos during the past five years through mergers with public companies and property acquisitions.

About UNITE HERE

UNITE HERE is a member of the Council of Institutional Investors and an Eldorado shareholder. Representing more than 270,000 hospitality workers, its members are beneficiaries of pension funds with over $60 billion in assets. UNITE HERE has a long record of advocating for strong corporate governance measures in hospitality companies. Further information about the Participants’ interest in this solicitation is available in UNITE HERE’s proxy statement at http://www.sec.gov/Archives/edgar/data/1034426/000147793219003209/eri_defr14a.htm

1 ISS Proxy Analysis & Benchmark Policy Voting Recommendations, Eldorado Resorts Inc., June 4, 2019 ( ISS Report ), p. 1.

2 ISS Report, p. 1.

3 ISS Report, p. 24.

4 ISS Report, p. 25.

Contacts

Courtney Alexander, UNITE HERE, 631-834-4681

calexander@unitehere.org

4. Tweets by @HotelCorpGov:

ISS recommends Eldorado Resorts shareholders vote FOR proposals to opt out of Nevada anti-takeover statutes: "Support is warranted on the dissident (BLUE) card for all five shareholder proposals, as they would assist in enhancing shareholder rights." $ERI http://www.bettergovernanceateldorado.org/

Eldorado Resorts shareholders can vote FOR proposals to opt out of little-known Nevada anti-takeover statutes before 6/19 annual meeting. $ERI http://www.bettergovernanceateldorado.org/

4

5. Website update with press release:

5